Exhibit 99.1

Invesco Mortgage Capital Inc. Announces Monthly Common Dividend and Provides Update on Book Value and Leverage

Investor Relations Contact: Greg Seals, 404-439-3323

Atlanta – January 15, 2026 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced the declaration of a cash dividend of $0.12 per share of common stock for the month of January 2026. The dividend will be paid on February 13, 2026 to stockholders of record at the close of business on January 26, 2026, with an ex-dividend date of January 26, 2026.

Book Value and Leverage Update as of January 12, 2026

•Book value per common share(1) is estimated to be in the range of $8.94 to $9.30
•Debt-to-equity ratio(2) is estimated to be 6.5x
•Economic debt-to-equity ratio(3) is estimated to be 6.9x

(1)Book value per common share as of January 12, 2026 is adjusted to exclude a pro rata portion of the current month's common stock dividend that was declared on January 15, 2026 and is calculated as total stockholders' equity less the liquidation preference of the Company's Series C Preferred Stock ($171.0 million as of January 12, 2026), divided by total common shares outstanding of 76.3 million.
(2)Debt-to-equity ratio is a U.S. Generally Accepted Accounting Principles (“GAAP”) financial measure calculated as the ratio of total repurchase agreements ($5.6 billion as of January 12, 2026) to total stockholders' equity.
(3)Economic debt-to-equity ratio is a non-GAAP financial measure calculated as the ratio of total repurchase agreements and to-be-announced securities (“TBAs”) at implied cost basis ($385.4 million as of January 12, 2026) to total stockholders' equity. Refer to the section titled “Non-GAAP Financial Measures” below for additional information.

The preliminary financial information set forth above reflects the Company's estimates with respect to such information, based on information currently available to management. Further, these estimates are not a comprehensive statement or estimate of the Company's financial results or financial condition. These estimates should not be viewed as a substitute for financial statements prepared in accordance with U.S. GAAP, and they are not necessarily indicative of the results to be achieved in any future period. Accordingly, a reader should not place undue reliance on these estimates.

These estimates, which are the responsibility of the Company's management, were prepared by the Company's management and are based upon a number of assumptions. Additional items that may require adjustments to these estimates may be identified and could result in material changes to these estimates. These estimates are inherently uncertain and the Company undertakes no obligation to update this information. The preliminary financial data included in this press release has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Non-GAAP Financial Measures
The Company presents an economic debt-to-equity ratio, a non-GAAP financial measure of leverage that considers the impact of the off-balance sheet financing of its investments in TBAs that are accounted for as derivative instruments under U.S. GAAP. The Company includes these types of TBAs at implied cost basis in its measure of leverage because a forward contract to acquire Agency RMBS in the TBA market carries similar risks to Agency RMBS purchased in the cash market and funded with on-balance sheet liabilities. Similarly, a contract for the forward sale of Agency RMBS has substantially the same effect as selling the underlying Agency RMBS and reducing the Company's on-balance sheet funding commitments. The Company believes that presenting its economic debt-to-equity ratio, when considered together with its U.S. GAAP financial measure of debt-to-equity ratio, provides information that is useful to investors in understanding how management evaluates at-risk leverage and gives investors a comparable statistic to those of other mortgage REITs who also invest in TBAs and present a similar non-GAAP measure of leverage.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that primarily focuses on investing in, financing and managing mortgage-backed securities and other mortgage-related assets. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm. Additional information is available at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include statements and information that constitute "forward-looking statements" within the meaning of the U.S. securities laws as defined in the Private Securities Litigation Reform Act of 1995, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. These forward-looking statements include those related to our intention and ability to pay dividends and estimated book value per common share, as well as any other statements other than statements of historical fact. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.